Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Abeona Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rules 457(c) and 457(h)	1,700,000	$2.98	$5,066,000	$110.20 per $1,000,000	$558.28
Total Offering Amount					$5,066,000		$558.28
Total Fee Offsets							—
Net Fee Due							$558.28

(1)	The shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Abeona Therapeutics Inc. being registered related to awards to be undertaken in the future, with such terms and vesting conditions, as applicable, to be determined in accordance with the provisions of Abeona Therapeutics Inc. 2023 Equity Incentive Plan (the “Plan”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(3)	Calculated pursuant to Rules 457(c) and 457(h) of the Securities Act, solely for the purpose of calculating the registration fee. The registration fee is calculated based on a price of $2.98 per share, which is the average of the high and low sales prices of the Common Stock, as reported on the Nasdaq Capital Market on May 18, 2023.